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                                                                   EX-99. (j)(A)

            Consent of Independent Registered Public Accounting Firm

The Board of Trustees of Wells Fargo Funds Trust:

We consent to the reference to our firm under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information dated October 1, 2008 of the Wells Fargo Advantage Social Sustainability Fund.


/s/ KPMG LLP

Philadelphia, Pennsylvania
September 25, 2008